Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

May 15, 2026

Kodiak Gas Services, Inc.

9950 Woodloch Forest Drive, Suite 1900

The Woodlands, Texas 77380

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3ASR (Registration No. 333-295847) (as amended or supplemented, the “Registration Statement”) filed by Kodiak Gas Services, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on May 13, 2026 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale from time to time of an indeterminate amount of securities of the Company including, among other things, an unspecified number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Pursuant to the Registration Statement, the Company has proposed to issue and sell 10,563,380 shares of Common Stock and up to an additional 1,584,507 shares of Common Stock to cover the exercise of the underwriters’ option to purchase additional shares of Common Stock (collectively, the “Shares”), all of which are proposed to be sold to the Underwriters (as defined below) pursuant to that certain Underwriting Agreement, dated as of May 13, 2026 (the “Underwriting Agreement”), among the Company, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters (the “Underwriters”).

In connection with this opinion and the registration, issuance and sale of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the registration of the Shares and the issuance and sale of the Shares, (iii) the Registration Statement and the exhibits

Kodiak Gas Services, Inc.

March 15, 2026

thereto, (iv) the base prospectus, dated May 13, 2026, filed with the Registration Statement relating to, among other things, the offering of the Shares, (v) the preliminary prospectus supplement, dated May 13, 2026, in the form filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Shares (the “Preliminary Prospectus Supplement”), (vi) the final prospectus supplement, dated May 13, 2026, in the form filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Shares (the “Final Prospectus Supplement” and, together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) and (vii) the Underwriting Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we are of the opinion that the Shares have been duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the federal securities laws of the United States and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), in each case as currently in effect, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.

Kodiak Gas Services, Inc.

March 15, 2026

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any other person for any other purpose. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP